Exhibit 10.1

AI Technology Service and Development Training Agreement

Place of Signing: Hong Kong

Date of Signing: August 5, 2026

Party A (Client): Souche Holdings Ltd., a company incorporated in the Cayman Islands with limited liability

Party B (Service Provider): Skilland Digital Intelligence Limited, a company incorporated in Hong Kong with limited liability

Whereas Party A wishes to leverage artificial intelligence technology and products to enhance the professional capabilities and business efficiency of its overseas business development team, and Party B, as a professional provider of AI technology products and services, possesses mature AI training products and service capabilities. Both parties, based on the principles of equality, voluntariness, good faith, and through friendly consultation, have reached the following agreement regarding Party B’s AI training and support services to Party A’s sales and market development personnel:

Article 1: Service Content and Authorization

1. AI Training and Support Services

Party B shall provide Party A with training and support services for overseas development personnel based on AI services and insights, including but not limited to: target market dealer analysis, target market data insights, localized communication optimization, market expansion strategy support, and ongoing follow-up on training effectiveness.

The specific service contents include:

1.	AI Training Platform Access: Party B provides access to its AI training products and platform, and creates user accounts and permissions for Party A’s development personnel.

2.	Market Insights: Utilizing AI to obtain and analyze target markets and participants, forming expansion strategies.

3.	Market Expansion Support: Based on AI-generated expansion strategy recommendations, providing detailed market expansion plans.

4.	Training Effectiveness Evaluation: Providing training progress tracking, learning data feedback, and effectiveness evaluation reports, with continuous optimization of training content and service effectiveness.

2. Future Derivative Service Rights

Whereas Party B continues to conduct research and development in the field of AI training and support services, and to comprehensively support Party A’s sales talent development needs, the service fees stipulated in this agreement include the usage rights for future AI training products and features developed by Party B.

●	Scope of Rights: During the validity period of this agreement, if Party B releases new AI training products, functional modules, or course content, Party A shall automatically obtain usage authorization for the aforementioned new products and content without additional payment.

●	Delivery Method: After new products or features are launched, Party B shall prioritize deployment for Party A and activate usage permissions, and provide corresponding usage guidance and training support.

Article 2: Service Term

1.	The service term of this agreement is 12 months, commencing from August 5, 2026 and ending on August 4, 2027.

2.	The parties may negotiate renewal matters 30 days prior to the expiration of the agreement term.

Article 3: Fees and Payment Method

1. Service Fee Standard

The AI training and support service fees under this agreement shall be calculated on a monthly basis.

The monthly service fee (exclusive of tax) is: HKD 150,000 per month (in words: Hong Kong Dollars One Hundred and Fifty Thousand Only).

2. Payment Method

●	Initial Payment: Within [5] working days after the agreement is signed and Party A receives a legal and valid invoice issued by Party B, Party A shall pay the first month’s service fee to Party B.

●	Subsequent Payments: Party A shall pay the service fee for the current month within [5] days after receiving the invoice for the corresponding month issued by Party B.

●	Party B’s Designated Account Information: The following account is the parent company’s account, temporarily used for payment collection purposes. Party B shall separately notify Party A in writing of any changes to the bank information once a new account is opened.

Item	Details
Payee Name	Skillful Craftsman Education Technology Limited
Account Number
Routing Number
Swift Code	EWBKUS66XXX
Bank Name	East West Bank
Bank Address	9300 Flair Drive, 4th Fl, El Monte, CA 91731

Article 4: Rights and Obligations of Both Parties

1. Rights and Obligations of Party A

●	Party A has the right to use the AI training services and related products provided by Party B in compliance with the agreement terms during the agreement period.
●	Party A shall pay the service fees on time; any late payment shall constitute a breach of contract.
●	Party A shall not reverse engineer, decompile, or use the software platform provided by Party B for any illegal purposes.

2. Rights and Obligations of Party B

●	Party B shall ensure the stability and security of the AI training products and platform (excluding force majeure events and routine maintenance).
●	Party B shall provide necessary operational training and online customer service support.

Article 5: Data Security and Confidentiality

1. Data Ownership

●	Business data, training records, learning data, and other data generated by Party A during the use of the service shall belong to Party A.
●	Party B’s software source code, algorithm logic, AI product technical documentation, and related technology shall belong to Party B.

2. Confidentiality Obligation

Both parties have a duty of confidentiality regarding the other party’s trade secrets (including but not limited to technical data, business information, customer lists, etc.) learned during the course of cooperation. Neither party shall disclose such information to any third party without the other party’s prior written consent. This clause shall remain in effect for [3] years after the termination of this agreement.

Article 6: Liability for Breach of Contract

1. Late Payment

If Party A fails to pay the service fee by the agreed date, for each day of delay, Party A shall pay liquidated damages to Party B at the rate of [0.1%] of the amount due. If the delay exceeds [15] days, Party B shall have the right to suspend the service; if the delay exceeds [30] days, Party B shall have the right to terminate the agreement and pursue full payment of all outstanding amounts and legal liabilities. Party A shall not bear liability for late payment if the delay is caused by Party B’s failure to issue a proper invoice.

2. Service Interruption

If the service is continuously interrupted for more than [24] hours due to causes attributable to Party B, Party B shall reduce the monthly service fee proportionally based on the interruption duration or extend the service term accordingly.

3. Intellectual Property Rights Warranty

Party B warrants that it lawfully owns the intellectual property rights or other legitimate rights and interests in the products under this agreement, and guarantees that such products do not infringe upon any third party’s patent rights, trademark rights, copyrights, or other legitimate rights and interests. If Party A is subject to any claim, demand for compensation, or lawsuit asserted by a third party due to Party B’s breach of the foregoing warranty, Party B shall bear all legal liabilities and indemnify Party A against all losses suffered thereby (including but not limited to compensation, litigation costs, attorney fees, and related expenses).

Article 7: Dispute Resolution

The formation, validity, interpretation, performance, and dispute resolution of this agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any dispute arising from the performance of this agreement shall be resolved by the parties through friendly negotiation. If negotiation fails, either party shall have the right to submit the dispute to the courts of the Hong Kong Special Administrative Region with competent jurisdiction for resolution through litigation.

Article 8: Miscellaneous

1.	This agreement is executed in two counterparts, with each party holding one copy. Both copies shall have the same legal effect.
2.	This agreement shall become effective upon being sealed or signed by both parties or their authorized representatives.

(The remainder of this page is intentionally left blank; this is the signature and seal page.)

Party A (Seal): Souche Holdings Ltd.

Authorized Representative Signature: ____________________

Date: August 5, 2026

Party B (Seal): Skilland Digital Intelligence Limited

Authorized Representative Signature: ____________________

Date: August 5, 2026